Exhibit 99.1

AT THE COMPANY

Clifford Bolen

President and Chief Executive Officer

(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 29, 2007

Vita Announces Equity Issuance

Chicago, IL (June 29, 2007) —Vita Food Products, Inc. (AMEX: VSF) today announced that the Company has issued to MDB Alternative Investments L.L.C. (“MDB”) 2,400,000 shares of common stock and warrants to purchase a total of 2,000,000 additional shares, in consideration for MDB’s initial $1,000,000 advance and subsequent $2,000,000 loan to the Company.  The securities were issued to MDB, an entity controlled by Howard Bedford, a member of the Company’s Board of Directors, pursuant to the Securities Purchase Agreement between the Company and Mr. Bedford dated May 14, 2007.  All of the shares, as well as the shares underlying the warrants, issued to MDB have been approved for listing on the American Stock Exchange, and the waiting period imposed by the Federal securities laws to follow the Company’s distribution on June 6, 2007 of a Schedule 14C Information Statement to its stockholders has expired.  As a result of the securities issuance, Mr. Bedford beneficially owns approximately 53.4% of the Company’s outstanding common stock.

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, barbecue sauces and other meat enhancements and salsas.  The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam®, Budweiser™, Dr Pepper®, 7UP® and A&W® brands.

For more information visit www.vitafoodproducts.com

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s issuance of securities.  Any such statements are subject to risks and uncertainties, including risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.